EXHIBIT 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

FMC Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.10 per share	Rule 457(c) and Rule 457(h)	5,000,000 (2)	$122.92	$614,600,000	0.00011020	$67,728.92

Total Offering Amounts					$614,600,000		$67,728.92
Total Fee Offsets							—
Net Fee Due							$67,728.92

1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

2.Represents shares of the Registrant’s common stock issuable under the FMC Corporation 2023 Incentive Stock Plan (the “2023 Plan”) that have not been previously registered.

3.Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on April 20, 2023.